Exhibit 10.26

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This Separation Agreement and Full and Final Release is entered into between STEPHEN CALLAHAN and AEGION CORPORATION.

1. Parties and Definitions.

1.01     The word “Aegion” means Aegion Corporation and any related organizations, corporations, parent companies, holding companies, subsidiaries, plans, benefit plans, associations or other affiliated entities (by either ownership or control, or both). In addition, the word “Aegion” means any one or more of the current and former employees, officers, directors, shareholders, trustees, administrators, fiduciaries, members, agents, or contractors, both individually and in their representative capacities, of Aegion. The word “Aegion” also means the administrators, fiduciaries and trustees of any employee benefit, welfare, pension, or retirement plan associated with Stephen Callahan’s employment with Aegion Corporation. Finally, the word “Aegion” also means any one or more of the heirs, successors, assigns, insurers or legal representatives of any one or more of the entities mentioned in this paragraph.

1.02     The word “CALLAHAN” means Stephen Callahan, an individual, and any one or more of his spouse, heirs, executors, assigns or legal representatives.

1.03     The words “Party” or “Parties” mean Aegion, CALLAHAN, or both of them.

1.04     The word “Agreement” means this Separation Agreement and Full and Final Release.

1.05     The word “Claim” means any one or more of the following:

(a)     any indebtedness, claim, damages, cause of action, suit for legal or equitable relief, costs and liabilities of every nature and description, either direct or consequential;

(b)     any claim arising under federal, state or local statute, regulation, executive order, or ordinance (including, without limitation, those regulating any one or more of labor relations, employment relations, employment discrimination, fair employment practices, human rights, civil rights, exercise of worker’s compensation rights, wages, hours of work, occupational safety and health, retaliatory discharge, benefit plans or any other aspect of employment, compensation or benefits);

(c)     any claim related to or arising from CALLAHAN’s employment with or termination from Aegion;

(d)     any claim arising under common law, including any contract claim, whether oral or written, and any tort claim.

1.06     The words “Separation Sum” mean the amount of Four Hundred Sixty Eight Thousand, Seven Hundred Fifty Dollars and Zero Cents ($468,750), less all withholding amounts required by law, which is the equivalent of eighteen (18) months of CALLAHAN’s regular pay, to be paid in installments via regularly scheduled payroll until paid in full, following the expiration of the revocation period described in Paragraph 3.02(g) of this Agreement.

2. Recitals.

2.01     Aegion and CALLAHAN mutually agreed CALLAHAN’s employment with Aegion would terminate, effective February 24, 2020 (“Employment Termination Date”).

2.02     On the Employment Termination Date, CALLAHAN’s compensation and all Aegion-paid benefits will cease other than those expressly set forth in this Agreement.

2.03     CALLAHAN acknowledges that Aegion provided him with this Agreement on January 10, 2020. If CALLAHAN chooses to enter into this Agreement, CALLAHAN must sign and return this Agreement to Mr. Mark Menghini, Senior Vice President and General Counsel, so that it is received by Mr. Menghini no earlier than February 24, 2020 but no later than 5:00 p.m. CDT on February 24, 2020.

2.04     The Parties desire to compromise all Claims that CALLAHAN has or may have against Aegion.

2.05     In consideration of this Agreement, the Parties each accept its provisions. This Agreement states the Parties’ separation agreement formally and completely.

3. Rights and Duties of the Parties.

3.01     CALLAHAN releases Aegion and all other persons and entities from any Claim against Aegion and waives any right of his to sue Aegion for legal or equitable relief, or both, on any Claim against Aegion. In addition, and without limiting the generality of the foregoing, and except as otherwise prohibited by law, the release and the waiver in this paragraph apply to any one or more of the following specific matters:

(a)	CALLAHAN’s employment with Aegion;

(b)	the termination of CALLAHAN’s employment with Aegion;

(c)	any policy, practice, decision, promise, agreement, conduct, act or omission by Aegion prior to this date;

(d)

any compensation, benefit, or benefit plan associated with CALLAHAN’s employment with Aegion, including but not limited to compensation, benefits and benefit plans governed by the Employee Retirement Income Security Act of 1974 (“ERISA”); and/or

(e)	any transaction, occurrence, act, or omission concerning or arising from either CALLAHAN’s employment with Aegion or the termination of that employment, or both.

Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) your rights under this Agreement, (ii) any claims that cannot be waived by law; or (iii) your right of indemnification as provided by, and in accordance with the terms of, Aegion’s by-laws or an Aegion insurance policy providing such coverage, as any of such may be amended from time to time for executives and directors generally as well as CALLAHAN’s right, which Aegion hereby confirms, to be included in any release of claims against officers and directors of Aegion generally that applies to the time period in which CALLAHAN served Aegion in any capacity. In addition, nothing in this Agreement prevents CALLAHAN from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”) or any other administrative agency if applicable law requires that CALLAHAN be permitted to do so. However, in executing this Agreement, CALLAHAN is waiving the right to any monetary recovery in connection with any such complaint or charge that CALLAHAN may file with an administrative agency, except that this Agreement does not limit CALLAHAN’s right to receive an award for information provided to the SEC and/or other administrative agencies concerning a possible securities law violation.

3.02     By executing this document, CALLAHAN expressly waives any and all rights or claims arising under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), and:

(a)	further acknowledges and understands that this refers to rights or claims under the ADEA;

(b)	acknowledges that this waiver of rights or claims under the ADEA is in writing and is understood by CALLAHAN;

(c)	expressly understands that by signing this Agreement, CALLAHAN is not waiving any rights or claims that may arise after the date this document is signed;

(d)	acknowledges that this waiver of any rights or claims arising under the ADEA is in exchange for payment of the Separation Sum, which exceeds that to which CALLAHAN is otherwise entitled;

(e)	acknowledges that Aegion has expressly advised him to consult an attorney of CALLAHAN’s choosing prior to signing this Agreement;

(f)	acknowledges that CALLAHAN was also given a period of time not less than twenty-one (21) days within which to consider this Agreement;

(g)

acknowledges that CALLAHAN has been advised by Aegion that in the event CALLAHAN signs this Agreement, CALLAHAN is entitled to revoke his waiver of rights or claims arising under the ADEA within seven (7) days after signing this Agreement by delivering a written notice of revocation to Mr. Menghini and that said waiver will not and does not become effective or enforceable until the seven (7) day revocation period has expired; and

(h)	acknowledges that this waiver has not been requested in connection with an exit incentive or employment termination program.

3.03     If CALLAHAN accepts and signs this Agreement and does not revoke the release of claims under the ADEA, Aegion will commence payments of the Separation Sum on the first regular Aegion payday following February 28, 2020 and the expiration of the revocation period.

3.04     If CALLAHAN accepts and signs this Agreement and does not revoke the release of claims under the ADEA as described in Paragraph 3.02(g) herein, and CALLAHAN elects to continue his group health insurance coverage pursuant to COBRA and takes all necessary actions to elect such coverage, then, for the coverage period that coincides with his severance payments, CALLAHAN’s COBRA premium shall be reduced to the contribution rate paid by CALLAHAN for his group health insurance election as of the Employment Termination Date. After the severance period expires, CALLAHAN shall be responsible for paying the full amount of the COBRA premium, in the event he elects to continue COBRA coverage.

3.05      If CALLAHAN accepts and signs this Agreement and does not revoke the release of claims under the ADEA as described in Paragraph 3.02(g), Aegion will pay up to Fifteen Thousand Dollars and Zero Cents ($15,000.00) to a vendor of Aegion’s choice for outplacement services for CALLAHAN.

3.06      If CALLAHAN accepts and signs this Agreement, does not revoke the release of claims under the ADEA as described in Paragraph 3.02(g) and is otherwise eligible for a payout under the  2019 Aegion Annual Incentive Plan  (“AIP”) for the 2019  Plan Year, Aegion will pay CALLAHAN the full amount of the payout to which he is entitled in accordance with the terms of the 2019 AIP Plan Document.   Any 2019 AIP payout to CALLAHAN will be paid on the same date all other Aegion 2019 AIP payouts are made in accordance with the 2019 AIP Plan Document, regardless of whether that payout date is subsequent to the Employment Termination Date.

3.07     CALLAHAN’s rights to the 2018 restricted stock unit award issued to CALLAHAN during his employment with Aegion will be treated as if he were terminated without cause. CALLAHAN acknowledges that, pursuant to the terms of the February 19, 2018 Restricted Stock Unit Agreement, 24/36 of the restricted stock units granted to him via that agreement will vest on the Employment Termination Date and he will forfeit the remaining 12/36 of the awarded restricted stock units.

3.08      CALLAHAN acknowledges that, pursuant to the terms of his 2019 restricted stock unit award agreement, he will forfeit all restricted stock units issued to him pursuant to such agreement. CALLAHAN further acknowledges that his 2018 and 2019 performance unit award agreements are expressly terminated by this Agreement.

3.09     During the severance period and until CALLAHAN receives the final installment of the Separation Sum, CALLAHAN shall reasonably cooperate with Aegion in the transition of CALLAHAN’s duties, including but not limited to answering questions and providing information related to the performance of CALLAHAN’s job duties as they existed during his employment with Aegion. During such period, CALLAHAN shall also reasonably cooperate with Aegion in the event that Aegion is a party to litigation or other proceeding for which CALLAHAN may have relevant information, evidence or testimony. CALLAHAN’s cooperation under this Section shall be requested in a manner designed not to unreasonably interfere with any new employment or other obligations of CALLAHAN’s and any request that requires physical travel shall be made on not less than two weeks’ notice.

3.10     On or before the Employment Termination Date, CALLAHAN shall return all Aegion property, including but not limited to laptops, passwords, vehicles, keys, badges, documents, credit cards, reimbursement for advanced paid time off that was not earned and/or accrued by the time of CALLAHAN’s termination of employment, and any other advanced and unearned compensation, provided, however, that CALLAHAN may retain his company-provided iPad, cell phone and associated phone number.

3.11     CALLAHAN represents, warrants, and agrees that he has not suffered any work-related injury for which he has not already filed a report with or Claim against Aegion; that CALLAHAN has been paid all wages earned at Aegion; that CALLAHAN is not aware of any existing or threatened claims, charges, or lawsuits that he has not disclosed to Aegion; that CALLAHAN does not have any legal reasons—including bankruptcies—that prevent him from fully releasing and waiving all Claims; and that CALLAHAN has not sold, assigned, transferred or otherwise conveyed to any third party any of his rights, Claims, actions or demands of any nature whatsoever relating to any matter referenced in this Agreement. CALLAHAN acknowledges receipt of all salary, bonuses, incentive awards, accrued vacation, benefit plan entitlements and other benefits (except any unpaid vested retirement benefits, if any) to which he was or could be entitled by virtue of employment with Aegion as of the date of this Agreement. CALLAHAN represent, warrants, and agrees that he has been given an adequate opportunity to advise Aegion’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that he is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of Aegion.

3.12     CALLAHAN shall avoid any one or more of interference with, disparagement of, or harm to Aegion, Aegion’s employees, clients, services, and suppliers.

3.13     CALLAHAN shall not disclose any of this Agreement’s provisions to anyone other than his direct family members, spouse, potential employer(s) and/or legal and financial advisors, who agree in advance not to reveal any of this Agreement’s provisions in accordance with CALLAHAN’s non-disclosure duty.

3.14     By entering into this Agreement, Aegion admits no liability to CALLAHAN. The Parties, by this Agreement, have compromised any existing or potential Claim by CALLAHAN against Aegion. In so doing, Aegion intends to extinguish all rights and liabilities concerning any Claim by CALLAHAN against Aegion.

4. Miscellaneous.

4.01     This Agreement includes all of CALLAHAN’s Claims against Aegion, whether they are known or unknown and whether they are ascertainable at the time of its execution. This Agreement reflects the Parties’ entire agreement, and it merges all agreements, representations, and understandings between the Parties, whether oral or written, or both, except that all Confidentiality, Work Product, Non-Solicitation and Non-Competition Agreements entered into by CALLAHAN in conjunction with his employment with Aegion remain in full force and effect. Further, all agreements and obligations related to equity awards issued to CALLAHAN during his employment with Aegion remain in full force and effect, except as set forth in Sections 3.07 and 3.08 of this Agreement.

4.02     The Parties intend that all provisions of this Agreement comply with the requirements of Internal Revenue Code Section 409A or an exemption therefrom. No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise the Agreement as necessary to comply with Section 409A and fulfill the purpose of the voided provision. In no event shall Aegion be required to make, nor shall CALLAHAN be required to receive, any payment called for by this Agreement at a particular time if such payment at that time shall result in the application of the tax consequences spelled out in Code Section 409A. In that case, payment will be made at such time as will not result in the imposition of any adverse tax consequences spelled out in Code Section 409A. Nothing in this Agreement shall be interpreted to permit accelerated payment of nonqualified deferred compensation, as defined in Section 409A, or any other payment in violation of the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from CALLAHAN to Aegion, or any of their respective affiliates, employees, trustees or agents. All taxes associated with payments made to CALLAHAN pursuant to this Agreement, including any liability imposed under Section 409A, shall be borne by CALLAHAN. All payments made to CALLAHAN pursuant to this Agreement will be subject to applicable withholding for taxes and amounts owed Aegion (if any).

4.03     This Agreement is deemed to have been entered into and accepted in the State of Missouri, and all questions with respect to the formation and construction of this Agreement, and the rights and obligations of the parties hereto, shall be governed by and determined in accordance with the laws of the State of Missouri, which are applicable to agreements entered into and performed entirely within such State, without giving effect to the choice or conflicts of law provisions thereof. Each of Aegion and CALLAHAN hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement exclusively may be filed, tried and litigated in the Circuit Court of Saint Louis County, Missouri or (if federal jurisdiction exists) the United States District Court for the Eastern District of Missouri. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts, and any claim that either such forum is not a convenient or not the most convenient forum. In the event of a breach of this Agreement, the breaching party agrees to pay all costs of enforcement and collection of any and all remedies and damages, including reasonable attorneys’ fees.

4.04     CALLAHAN represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he intends to comply with each and every provision in this Agreement, and that he has voluntarily executed this Agreement.

IN WITNESS OF THIS AGREEMENT, the Parties have executed it below.

AEGION CORPORATION                STEPHEN CALLAHAN

By /s/ Mark A. Menghini                    /s/ Stephen Callahan

Mark A. Menghini                              Date: February 24, 2020

Title: SVP & General Counsel

Date: February 24, 2020